Exhibit 3.59

State of Delaware Secretary of State Division of Corporations Delivered 07:55 PM 12/13/2013 FILED 07:08 PM 12/13/2013 SRV 131426134 – 4920284 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

INERGY TERMINALS, LLC

The undersigned, being the Authorized Person of Inergy Terminals, LLC (the “Company”), for the purpose of amending the Company’s Certificate of Formation under the Delaware Limited Liability Company Act (the “Act”), hereby makes, acknowledges and files this Certificate of Amendment.

The current name of the Company is Inergy Terminals, LLC.

The following paragraphs of the Certificate of Formation are hereby amended and restated as follows:

ARTICLE I

The name of the limited liability company is “Crestwood Crude Terminals LLC”.

ARTICLE II

The address of the registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, DE 19801.

ARTICLE III

The name and address of the registered agent for service of process of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Certificate of Formation of the Company under the Act, has executed this Certificate of Amendment this 13th day of December, 2013.

INERGY TERMINALS, LLC

By:	/s/ Michael K. Post
Michael K. Post, Authorized Person